Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Eileen H. Boone
	Senior Vice President		Senior Vice President
	Investor Relations		Corporate Communications &
	(914) 722-4704		Community Relations
(401) 770-4561

FOR IMMEDIATE RELEASE

CVS CAREMARK CORPORATION ANNOUNCES NEW SHARE REPURCHASE AUTHORIZATION FOR

UP TO $4 BILLION OF COMMON STOCK

WOONSOCKET, RHODE ISLAND, August 24, 2011 - CVS Caremark Corporation (NYSE: CVS) today announced that its board of directors has approved a new share repurchase program for up to $4.0 billion of the company’s outstanding common stock. The share repurchase authorization, which is effective immediately, permits the company to effect the repurchases from time to time through a combination of open market repurchases, privately negotiated transactions, accelerated share repurchase transactions, and/or other derivative transactions.

The Company also stated that it intends to complete its $2 billion share repurchase program, authorized in June 2010, this year as expected. In addition, the Company intends to repurchase approximately $1 billion under the new authorization by the end of this year.

Dave Denton, executive vice president and chief financial officer of CVS Caremark, stated, “We’re very pleased with the board’s decision. We believe it reflects their continued confidence in the future growth of CVS Caremark as well as an ongoing commitment to increase shareholder value.”

Denton continued, “Over the next several years, we expect to generate significantly more free cash flow than what we’ve generated in the past several years. We have a disciplined approach to capital allocation that encompasses investing in internal projects that meet our return hurdles and utilizing our remaining free cash flow to increase shareholder value through dividends and share repurchases. We intend to continue to review our dividend annually and to do share repurchases that are value enhancing.”

There can be no assurance as to the amount, timing or prices of repurchases. The specific timing and amount of repurchases will vary based on market conditions and other factors. The share repurchase program may be modified, extended or terminated by the board of directors at any time.

About the Company

CVS Caremark is the largest pharmacy health care provider in the United States with integrated offerings across the entire spectrum of pharmacy care. We are uniquely positioned to engage plan members in behaviors that improve their health and to lower overall health care costs for health plans, plan sponsors and their members. CVS Caremark is a market leader in mail order pharmacy, retail pharmacy, specialty pharmacy, and retail clinics, and is a leading provider of Medicare Part D Prescription Drug Plans. As one of the country’s largest pharmacy benefits managers (PBMs), we provide access to a network of approximately 65,000 pharmacies, including more than 7,200 CVS/pharmacy® stores that provide unparalleled service and capabilities. Our clinical offerings include our signature Pharmacy Advisor™ program as well as innovative generic step therapy and genetic benefit management programs that promote more cost effective and healthier behaviors and improve health care outcomes. General information about CVS Caremark is available through the Company’s website at http://info.cvscaremark.com.

Forward-Looking Statements

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2010 and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Quarterly Report on Form 10-Q.